Exhibit 99.3

PENN VIRGINIA CORPORATION

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The following unaudited pro forma condensed consolidated financial statements and explanatory notes (the “Pro Forma Financial Statements”) set forth selected historical consolidated financial information for Penn Virginia Corporation together with its consolidated subsidiaries (“Penn Virginia,” the “Company,” “we,” “us” or “our”). The historical data provided for the year ended December 31, 2016 is derived from the Company’s audited consolidated financial statements. The historical data provided for six months ended June 30, 2017, is derived from the Company’s unaudited condensed consolidated financial statements.

The Pro Forma Financial Statements are provided for informational and illustrative purposes only and should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the consolidated financial statements and notes included in our Annual Report on Form 10-K for the year ended December 31, 2016 and the condensed consolidated financial statements and notes included in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2017.

The Pro Forma Financial Statements have been prepared primarily to illustrate: (i) an amendment to and an incremental borrowing (the “Amendment”) under the Company’s credit agreement (“Credit Facility”), (ii) the Company’s entry into a $200 million second lien secured credit facility (the “Second Lien Facility”) and (iii) the acquisition by the Company’s wholly-owned subsidiary, Penn Virginia Oil & Gas, L.P., of certain oil and gas producing properties together with related midstream assets and undeveloped leasehold interests in the Eagle Ford Shale in South Texas (the “Acquisition”) from a subsidiary of Devon Energy Corporation (“Devon”).

In addition, our historical financial statements prior to September 12, 2016 (the “Date of Emergence”) are not comparable to our financial statements after that date due to the effects of our Second Amended Joint Chapter 11 Plan of Reorganization of Penn Virginia Corporation and its Debtor Affiliates (the “Plan”) and the adoption and application of relevant guidance provided in accounting principles generally accepted in the United States of America (“GAAP”) with respect to entities that have emerged from bankruptcy proceedings (“Fresh Start Accounting”). Furthermore, on the Date of Emergence, we changed our method of accounting for oil and gas properties from the successful efforts method to the full cost method.

For purposes of presenting the impact of the Amendment, Second Lien Facility and Acquisition transactions on the Condensed Consolidated Pro Forma Statements of Operations, we have also given effect to the transactions associated with the Company’s emergence from bankruptcy proceedings, the application of Fresh Start Accounting and the adoption of the full cost method (collectively, the “Reorganization”) that occurred in September 2016. Accordingly, the Condensed Consolidated Pro Forma Statements of Operations for the year ended December 31, 2016 and six months ended June 30, 2017 have been prepared giving effect to each of the Amendment, the Second Lien Facility, the Acquisition and the Reorganization as if they had occurred on January 1, 2016.

Reorganization

On May 12, 2016 (the “Petition Date”), we and eight of our subsidiaries (the “Chapter 11 Subsidiaries”) filed voluntary petitions (In re Penn Virginia Corporation, et al, Case No. 16-32395) seeking relief under Chapter 11 of Title 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Eastern District of Virginia (the “Bankruptcy Court”).

We and the Chapter 11 Subsidiaries operated our business as a debtor-in-possession from the Petition Date through the Date of Emergence. On August 11, 2016, the Bankruptcy Court confirmed the Plan, and we subsequently emerged from bankruptcy on the Date of Emergence.

The pro forma effects of the Reorganization were originally described and illustrated in our Current Report on Form 8-K filed on December 15, 2016. For brevity, the description of the Reorganization pro forma adjustments below as well as those included in the Notes to the Pro Forma Condensed Consolidated Financial Statements have been condensed from those included in the aforementioned Form 8-K filing.

PENN VIRGINIA CORPORATION

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The Reorganization Pro Forma Adjustments column of the Pro Forma Financial Statements give effect to the consummation of the Plan as if it had occurred on January 1, 2016, including the following transactions:

•	our previously outstanding preferred stock and common stock were canceled, extinguished and discharged;

•	all amounts outstanding under our prepetition revolving credit facility (the “RBL”) were paid in full and the RBL was terminated;

•	the Indenture governing the Company’s 7.25% Senior Notes due 2019 and 8.50% Senior Notes due 2020 (together, the “Senior Notes”), was terminated;

•	the issuance of approximately 15 million new shares of our common stock (the “New Common Stock”); and

•	our entry into the Credit Facility.

We adopted Fresh Start Accounting on the Date of Emergence in connection with our emergence from bankruptcy. As more fully described in our quarterly report on Form 10-Q for the quarter ended September 30, 2016, we estimated our reorganization value to be $334.0 million on the Date of Emergence. Reorganization value represents the fair value of an entity’s total assets prior to the consideration of liabilities and is intended to approximate the amount a willing buyer would pay for the assets immediately after a restructuring. The reorganization value, which was derived from our enterprise value, was allocated to our individual assets based on their estimated fair values. Enterprise value represents the estimated fair value of an entity’s long term debt and shareholders’ equity. Our enterprise value, as approved by the Bankruptcy Court in support of the Plan, was estimated to be within a range of $218 million to $382 million with a mid-point value of $300 million. Based on the estimates and assumptions utilized in our Fresh Start Accounting process, we estimated our enterprise value to be approximately $266.2 million after the consideration of cash and cash equivalents on hand at the Date of Emergence.

The Reorganization Pro Forma Adjustments column of the Pro Forma Financial Statements also gives effect to the Fresh Start Accounting adjustments as if the adoption of Fresh Start Accounting had occurred on January 1, 2016.

In connection with our adoption of Fresh Start Accounting on the Date of Emergence, we also availed the Company of a provision in GAAP with respect to the selection and application of alternative accounting methods. Under Fresh Start Accounting, the reorganized entity (the “Successor”) is considered a new reporting entity for financial reporting purposes. Accordingly, alternative methods of accounting may be adopted since the Successor is considered a new reporting entity and its financial statements and notes are not comparable to those of its predecessor (the “Predecessor”). In connection therewith, we voluntarily adopted the full cost method of accounting for our oil and gas properties concurrently with our adoption of Fresh Start Accounting on the Date of Emergence. The Predecessor’s historical financial statements were prepared using the successful efforts method of accounting for oil and gas properties. There are significant differences between the full cost and successful efforts methods of accounting. These differences give rise to certain pro forma adjustments described in the Notes to the Unaudited Pro Forma Condensed Consolidated Financial Statements.

Entry into the Second Lien Facility

On September 29, 2017 and in connection with the closing of the Second Lien Facility, we completed the Amendment to, among other things, provide for the Second Lien Facility and other ancillary modifications. Pursuant to the Amendment, our borrowing base under the Credit Facility increased to $237.5 million. Upon the closing of the Amendment, we borrowed an incremental $5 million in order to supplement the proceeds received from the borrowings under the Second Lien Facility and cash on hand to fund the Acquisition and related transaction costs. We incurred a total of approximately $0.6 million of bank fees and other related costs in connection with the Amendment.

On September 29, 2017, the Company and the Company’s wholly owned subsidiary, Penn Virginia Holdings Corp. (“PVHC”), entered into the Second Lien Facility and PVHC borrowed $200 million of term loans under the Second Lien Facility. The term loans under the Second Lien Facility were issued with an original issue discount (“OID”) of 2%, or $4 million, and we incurred debt issuance costs of approximately $7.9 million including commitment and placement fees, as well as professional fees and other related costs.

PENN VIRGINIA CORPORATION

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Acquisition

In July 2017, we entered into a purchase and sale agreement (the “Purchase Agreement”) with Devon to acquire all of Devon’s rights, title and interest in and to certain oil and gas assets, including oil and gas leases covering approximately 19,600 net acres located primarily in Lavaca County, Texas, for aggregate consideration of $205 million in cash, subject to purchase price adjustments. The Purchase Agreement provided for an effective date of March 1, 2017 (the “Effective Date”). The Acquisition closed on September 29, 2017 (the “Date of Acquisition”), which we have deemed to be September 30, 2017 for accounting and reporting purposes. On the Date of Acquisition, we paid approximately $197 million and applied adjustments related to net working capital items of approximately $4 million which reflect an initial downward purchase price adjustment of approximately $12 million related to the period from the Effective Date to the Date of Acquisition.

PENN VIRGINIA CORPORATION

UNAUDITED CONDENSED CONSOLIDATED PRO FORMA BALANCE SHEET

(in thousands except per share data)

	June 30, 2017
		Pro Forma Adjustments
	Historical Successor	Amendment (a)	Second Lien Facility (b)	Acquisition (c)	Pro Forma
Assets
Current assets
Cash and cash equivalents	$10,105	$4,384	$188,055	$(198,460)	$4,084
Accounts receivable, net of allowance for doubtful accounts	42,807	—	—	1,600	44,407
Derivative assets	2,672	—	—	—	2,672
Other current assets	3,100	—	—	—	3,100

Total current assets	58,684	4,384	188,055	(196,860)	54,263
Property and equipment, net (full cost method)	272,461	—	—	193,960	466,421
Derivative assets	584	—	—	—	584
Other assets	5,423	616	—	—	6,039

Total assets	$337,152	$5,000	$188,055	$(2,900)	$527,307

Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable and accrued expenses	$59,263	$—	$—	$(2,400)	$56,863
Derivative liabilities	—	—	—	—	—

Total current assets	59,263	—	—	(2,400)	56,863
Other liabilities	4,103	—	—	1,000	5,103
Derivative liabilities	90	—	—	—	90
Long-term debt	37,000	5,000	188,055	—	230,055

Shareholders’ equity:
Preferred stock of $0.01 par value - 5,000,000 shares authorized; none issued	—	—	—	—	—
Common stock of $0.01 par value - 45,000,000 shares authorized; 14,992,018 issued	150	—	—	—	150
Paid-in capital	192,359	—	—	—	192,359
Retained earnings	44,114	—	—	(1,500)	42,614
Accumulated other comprehensive income	73	—	—	—	73

Total shareholders’ equity	236,696	—	—	(1,500)	235,196

Total liabilities and shareholders’ equity	$337,152	$5,000	$188,055	$(2,900)	$527,307

See accompanying notes to condensed consolidated pro forma financial statements.

PENN VIRGINIA CORPORATION

UNAUDITED CONDENSED CONSOLIDATED PRO FORMA STATEMENT OF OPERATIONS

(in thousands except per share data)

	For the Year Ended December 31, 2016
			Reorganization Pro Forma Adjustments				Adjusted		Pro Forma Adjustments
	Historical Predecessor	Historical Successor	Effects of the Plan		Fresh Start		Historical Successor	Devon Historical	Amendment		Second Lien Facility		Acquisition	Pro Forma
Revenues
Crude oil	$81,377	$33,157	$—		$—		$114,534	$33,047	$—		$—		$—	$147,581
Natural gas liquids	6,064	2,707	—		—		8,771	1,302	—		—		—	10,073
Natural gas	6,208	2,790	—		—		8,998	3,314	—		—		—	12,312
Gain (loss) on sale of assets, net	1,261	(49)	—		(1,261	) (e)	(49)	—	—		—		—	(49)
Other, net	(600)	398	317	(a)	—		115	—	—		—		—	115

Total revenues	94,310	39,003	317		(1,261)		132,369	37,663	—		—		—	170,032

Operating expenses
Lease operating	15,626	5,331	—		—		20,957	7,548	—		—		—	28,505
Gathering, processing and transportation	13,235	3,043	—		—		16,278	703	—		—		—	16,981
Production and ad valorem taxes	3,490	2,498	—		—		5,988	2,670	—		—		—	8,658
General and administrative	38,945	5,088	(18,036	) (b)	(225	) (f)	25,772	—	—		—		—	25,772
Exploration	10,288	—	—		(10,288	) (g)	—	—	—		—		—	—
Rig termination charges	—	—	—		1,705	(h)	1,705	—	—		—		—	1,705
Depreciation, depletion and amortization	33,582	11,652	—		3,525	(i)	48,759	—	—		—		20,139 (m)	68,898

Total operating expenses	115,166	27,612	(18,036)		(5,283)		119,459	10,921	—		—		20,139	150,519

Operating income (loss)	(20,856)	11,391	18,353		4,022		12,910	26,742	—		—		(20,139)	19,513
Other income (expense)
Interest expense	(58,018)	(879)	55,171	(c)	—		(3,726)	—	(417	) (k)	(18,654	) (l)	—	(22,797)
Derivatives	(8,333)	(16,622)	—		—		(24,955)	—	—		—		—	(24,955)
Other, net	(3,184)	814	—		—		(2,370)	—	—		—		—	(2,370)
Reorganization items, net	1,144,993	—	(1,116,674	) (d)	(28,319	) (j)	—	—	—		—		—	—

Loss from continuing operations before income taxes	1,054,602	(5,296)	(1,043,150)		(24,297)		(18,141)	26,742	(417)		(18,654)		(20,139)	(30,609)
Income tax benefit	—	—	—		—		—	—	—		—		—	—

Net loss from continuing operations	$1,054,602	$(5,296)	$(1,043,150)		$(24,297)		$(18,141)	$26,742	$(417)		$(18,654)		$(20,139)	$(30,609)

Loss from continuing operations per share:
Basic	$11.98	$(0.35)					$(1.21)							$(2.04)
Diluted	$8.50	$(0.35)					$(1.21)							$(2.04)
Weighted average shares outstanding:
Basic	88,013	14,992					14,992							14,992
Diluted	124,087	14,992					14,992							14,992

See accompanying notes to condensed consolidated pro forma financial statements.

PENN VIRGINIA CORPORATION

UNAUDITED CONDENSED CONSOLIDATED PRO FORMA STATEMENT OF OPERATIONS

(in thousands except per share data)

PENN VIRGINIA CORPORATION

PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OEPRATIONS - unaudited

(in thousands, except per share data)

	For the Six Months Ended June 30, 2017
			Pro Forma Adjustments
	Historical Successor	Devon Historical	Amendment		Second Lien Facility		Acquisition	Pro Forma
Revenues
Crude oil	$62,424	$14,862	$—		$—		$—	$77,286
Natural gas liquids	4,345	939	—		—		—	5,284
Natural gas	4,223	1,570	—		—		—	5,793
Loss on sale of assets, net	(69)	—	—		—		—	(69)
Other, net	345	—	—		—		—	345

Total revenues	71,268	17,371	—		—		—	88,639

Operating expenses
Lease operating	10,286	2,835	—		—		—	13,121
Gathering, processing and transportation	5,106	245	—		—		—	5,351
Production and ad valorem taxes	4,098	858	—		—		—	4,956
General and administrative	7,848	—	—		—		—	7,848
Depreciation, depletion and amortization	20,886	—	—		—		7,236 (m)	28,122

Total operating expenses	48,224	3,938	—		—		7,236	59,398

Operating income	23,044	13,433	—		—		(7,236)	29,241
Other income (expense)
Interest expense	(1,812)	—	(209	)(k)	(9,396	)(l)	—	(11,417)
Derivatives	28,077	—	—		—		—	28,077
Other, net	101	—	—		—		—	101

Net income from continuing operations	$49,410	$13,433	$(209)		$(9,396)		$(7,236)	$46,002

Income from continuing operations per share:
Basic	$3.30							$3.07
Diluted	$3.27							$3.05
Weighted average shares outstanding:
Basic	14,992							14,992
Diluted	15,097							15,097

See accompanying notes to condensed consolidated pro forma financial statements.

PENN VIRGINIA CORPORATION

NOTES TO UNAUDITED CONDENSED CONSOLIDATED PRO FORMA FINANCIAL

STATEMENTS

1.	Basis of Presentation

The accompanying unaudited Condensed Consolidated Pro Forma Financial Statements present the unaudited Condensed Consolidated Pro Forma Balance Sheet of Penn Virginia assuming the Amendment, the entry into the Second Lien Facility and the Acquisition occurred as of June 30, 2017 and the unaudited Condensed Consolidated Pro Forma Statement of Operations for the year ended December 31, 2016 and the six months ended June 30, 2017, assuming the Reorganization, the Amendment, the entry into the Second Lien Facility and the Acquisition occurred as of January 1, 2016.

The unaudited Condensed Consolidated Pro Forma Financial Statements are presented for illustrative purposes only and do not purport to represent what our financial position or results of operations would have been if the transactions and events described above had occurred as presented, or to project our financial position or results of operations for any future periods. The pro forma adjustments are based on available information and certain assumptions that management believes are reasonable. The pro forma adjustments are directly attributable to the transactions and events described above and are expected to have a continuing impact on our results of operations. In the opinion of management, all adjustments necessary to present fairly the unaudited Condensed Consolidated Pro Forma Financial Statements have been made.

The following are descriptions of the columns included in the accompanying unaudited Condensed Consolidated Pro Forma Financial Statements:

Historical Predecessor – Represents our Condensed Consolidated Statement of Operations for the period from January 1, 2016 through September 12, 2016 (the Date of Emergence).

Historical Successor – Represents our Condensed Consolidated Balance Sheet as of June 30, 2017 and our Condensed Consolidated Statement of Operations for the periods from September 13, 2016 through December 31, 2016 and the six months ended June 30, 2017.

Devon Historical – Represents the historical revenues and direct operating expenses attributable to Devon’s properties subject to the Acquisition for the year ended December 31, 2016 and the six months ended June 30, 2017. This information was derived from the audited Statements of Revenues and Direct Operating Expense for the properties subject to the Acquisition included as Exhibit 99.2 to the Current Report on Form 8-K to which these Condensed Consolidated Pro Form Financial Statements are also included as an exhibit. The historical results of operations of Devon’s properties subject to the Acquisition presented herein are not indicative of the acquired business’s operations going forward due to the integration of the acquired net assets into the Company’s business as well as the omission of certain operating expenses including general and administrative and depreciation, depletion and amortization (“DD&A”), among others.

Reorganization Pro Forma Adjustments – Represents the adjustments to the Condensed Consolidated Statement of Operations of the Historical Predecessor and Historical Successor required to derive the Adjusted Historical Successor’s results of operations for the year ended December 31, 2016, attributable to the confirmation of the Plan and the adoption of Fresh Start Accounting, assuming the Reorganization occurred on January 1, 2016.

Amendment, Second Lien Facility and Acquisition Pro Forma Adjustments – Represents the adjustments to the condensed consolidated balance sheet of the Historical Successor assuming the Amendment, the entry into the Second Lien Facility and the Acquisition occurred as of June 30, 2017 to derive our pro forma financial position as of June 30, 2017 and adjustments to the condensed consolidated statements of operations of the Adjusted Historical Successor and Historical Successor assuming the Amendment, the entry into the Second Lien Facility and the Acquisition occurred as of January 1, 2016 to derive our pro forma results of operations for the year ended December 31, 2016 and the six months ended June 30, 2017.

PENN VIRGINIA CORPORATION

NOTES TO UNAUDITED CONDENSED CONSOLIDATED PRO FORMA FINANCIAL

STATEMENTS

2.	Preliminary Acquisition Accounting

The base purchase price under the Purchase Agreement was $205 million, subject to purchase price adjustments. On the Date of Acquisition, we paid approximately $197 million, which reflects an initial downward purchase price adjustment of approximately $8 million related to the period from the Effective Date to the Date of Acquisition. The Acquisition was funded with a combination of the net proceeds received from the Second Lien Facility and incremental borrowings under the Credit Facility. We incurred estimated transaction costs, including due diligence, legal and other professional fees, of approximately $1.5 million associated with the Acquisition.

The Acquisition is being accounted for by applying the acquisition method of accounting. Accordingly, the assets acquired and liabilities assumed are presented based on their estimated acquisition date fair values. Estimated transaction costs including advisory, legal, due diligence and other professional fees associated with the Acquisition have been expensed as incurred. The fair values of the assets acquired and the liabilities assumed is preliminary and based on information available at the time these pro forma financial statements were issued. Accordingly, the estimates are subject to change as additional information becomes available.

The following tables summarize the preliminary estimated fair values of the net assets acquired and the net consideration transferred on the Date of Acquisition ($ in thousands):

Property and equipment, net	$193,960
Asset retirement obligations	(1,000)

Fair value of net assets acquired	$192,960

Cash paid on Date of Acquisition	$196,960
Estimated adjustments to working capital, net	(4,000)

Consideration transferred, net	$192,960

The fair values of the acquired oil and gas net assets were measured using valuation techniques that convert future net cash flows to a single discounted amount. Significant inputs to the valuation of oil and natural gas properties include estimates of: (i) reserves, (ii) future operating and development costs, (iii) future commodity prices, (iv) estimated future cash flows and (v) a market-based weighted average cost of capital. Other acquired property and equipment assets were valued primarily using a cost approach that incorporated depreciation and obsolescence to the extent applicable on an asset-by-asset basis. Because many of these inputs are not observable, we have classified the initial fair value estimate as a Level 3 input as that term is defined in GAAP.

3.	Credit Facility Amendment and Second Lien Facility

In connection with the entry into the Second Lien Facility, the Credit Facility was amended to among other things, provide for the entry into the Second Lien Facility, the borrowings thereunder, the granting of liens to secure the obligations thereunder and other ancillary modifications. In addition, pursuant to the Amendment, our borrowing base increased to $237.5 million. We incurred a total of approximately $0.6 million in costs in connection with the Amendment. These costs have been capitalized as debt issuance costs and are included in the caption ‘Other assets’ on the Condensed Consolidated Pro Forma Balance Sheet. They are subject to amortization on a straight-line basis over the remaining term of the Credit Facility that ends in September 2020. Upon the closing of the Amendment, we borrowed $5 million under the Credit Facility to supplement the proceeds from the Second Lien Facility and cash on hand to fund the Acquisition and related costs.

PENN VIRGINIA CORPORATION

NOTES TO UNAUDITED CONDENSED CONSOLIDATED PRO FORMA FINANCIAL

STATEMENTS

We entered into the Second Lien Facility on September 29, 2017 for $200 million. The Second Lien Facility has a term of five years. PVHC has the right, to the extent permitted under the Credit Facility and the intercreditor agreement between the lenders under the Credit Facility and the lenders under the Second Lien Facility, to prepay loans under the Second Lien Facility at any time, subject to the following prepayment premiums (in addition to customary “breakage” costs with respect to eurocurrency loans): during year one, a customary “make-whole” premium; during year two, 102% of the amount being prepaid; during year three, 101% of the amount being prepaid; and thereafter, no premium. The Second Lien Facility also provides for the following prepayment premiums in the event of a change in control that results in an offer of prepayment that is accepted by the lenders under the Second Lien Facility: during years one and two, 102% of the amount being prepaid; during year three, 101% of the amount being prepaid; and thereafter, no premium. The Second Lien Facility is collateralized by substantially all of the Company’s and its subsidiaries’ assets with lien priority subordinated to the liens securing the Credit Facility. The Second Lien Facility is guaranteed by the Company and also provides for covenants and subsidiary guarantees similar to those under the Credit Facility. The Second Lien Facility bears interest at a rate equal to, at our option, either (a) a customary reference rate based on the prime rate plus 6% or (b) a customary London interbank offered rate (“LIBOR”) plus 7%. Interest on reference rate borrowings is payable quarterly in arrears and is computed on the basis of a year of 365/366 days, and interest on LIBOR borrowings is payable every one or three months, at our election and is computed on the basis of a year of 360 days. The initial interest rate on the Second Lien Facility was 8.34% based on the three-month LIBOR rate in effect on the date of issuance.

The OID and the debt issuance costs associated with the Second Lien Facility are presented as reductions to the $200 million face amount of the obligation and are included in the caption ‘Long-term debt’ on the Condensed Consolidated Pro Forma Balance Sheet. They are subject to amortization using the interest method over the five-year term of the Second Lien Facility.

4.	Pro Forma Adjustments

Condensed Consolidated Balance Sheet

(a)	To record: (i) net proceeds received from incremental borrowings of $5 million under the Credit Facility and (ii) the capitalization in Other Assets of approximately $0.6 million of issue costs associated with the Amendment.

(b)	To record the proceeds received from the Second Lien Facility term loans, net of OID of $4 million and issuance costs of approximately $8 million.

(c)	To record: (i) the acquisition of assets ($194 million) and liabilities ($1 million), (ii) cash consideration paid of $197 million, (iii) estimated adjustments to receivables due from Devon of $1.6 million, (iv) estimated adjustment to accrued liabilities due to Devon of $2.4 million and (v) transaction costs (approximately $1.5 million) associated with the Acquisition. The transaction costs were expensed as incurred and are presented as a decrease to Retained earnings. This transaction does not include an income tax benefit as our deferred tax assets are fully reserved.

Condensed Consolidated Statements of Operations

(a)	To record the elimination of accretion of a firm transportation obligation for which the underlying contract was rejected in bankruptcy.

(b)	To record the elimination of professional fees and costs of our bankruptcy advisors incurred prior to our bankruptcy filing.

(c)	To record the elimination of contractual interest, amortization of debt issuance costs, net of capitalized interest, attributable to the Senior Notes and RBL, partially offset by pro forma interest expense and amortization of debt issuance costs attributable to the original borrowings under the Credit Facility.

(d)	To eliminate ‘Reorganization items, net’ which includes gains on the settlement of liabilities subject to compromise ($1,150.3 million), partially offset by (i) professional fees and expenses incurred while we operated in bankruptcy ($30.0 million), (ii) settlements attributable to contract amendments ($2.6 million) and other costs ($1.1 million) and (iii) the cancellation of our Predecessor common stock and preferred stock and the issuance of 14,992,018 shares of New Common Stock in accordance with the Plan and a rights offering conducted in connection with the Plan.

(e)	To record the elimination of deferred gains from certain sale-leaseback transactions ($2.0 million) and net losses from the sale of oil and gas properties ($0.7 million).

PENN VIRGINIA CORPORATION

NOTES TO UNAUDITED CONDENSED CONSOLIDATED PRO FORMA FINANCIAL

STATEMENTS

(f)	To record the capitalization of certain internal costs directly attributable to exploration, development and acquisition activities consistent with the application of the full cost method.

(g)	To record the elimination of exploration expenses attributable to the successful efforts method including amortization of unproved leaseholds ($1.9 million) and other costs including geological and geophysical, delay rentals, rig termination and contract termination charges ($8.4 million).

(h)	To record the reclassification of rig termination costs from the ‘Exploration’ expense caption, which is unique to the successful efforts method, to a stand-alone charge under the full cost method.

(i)	To record the difference in the determination of DD&A under the successful efforts method ($10.04 per barrel of oil equivalent (“BOE”)) and the full cost method ($11.09 per BOE) as applied to production of volume of 3,346 thousand barrels of oil equivalent (“MBOE”).

(j)	To eliminate the effect of Fresh Start Accounting adjustments including (i) the acceleration of deferred gains from sale-leaseback transactions ($83.5 million), (ii) downward adjustment to our asset retirement and retiree obligations ($0.6 million) partially offset by (iii) a downward adjustment to our property and equipment ($55.8 million).

(k)	To record (i) contractual interest on the $5 million of incremental borrowings under the Credit Facility estimated at 4.24% ($0.2 million in 2016 and $0.1 million in the 2017 period) and (ii) amortization of debt issuance costs attributable to the amendment to the Credit Facility ($0.2 million in 2016 and $0.1 million in the 2017 period).

(l)	To record (i) contractual interest on the Second Lien Facility estimated at 8.34% ($16.7 million in 2016 and $8.3 million in the 2017 period), (ii) amortization of OID ($0.7 million in 2016 and $0.4 million in the 2017 period) and (iii) amortization of debt issuance costs ($1.3 million in 2016 and $0.7 million in the 2017 period).

(m)	To record (i) DD&A ($18.7 million in 2016 and $6.5 million in the 2017 period) under the full cost method as applied to the production from the oil and gas assets acquired in the Acquisition, as well as, (ii) depreciation on the other property assets acquired, using a 15-year useful life and incremental accretion expense attributable to the asset retirement obligations assumed ($1.4 million in 2016 and $0.7 million in the 2017 period).

5.	Supplemental Information on Oil and Gas Producing Activities

Oil and Gas Reserves

The following table sets forth unaudited pro forma information with respect to our quantities of proved reserves, including changes therein and proved developed and proved undeveloped reserves for the year ended December 31, 2016, giving effect to the Acquisition as if it had occurred on January 1, 2016. The estimates of reserves attributable to the properties acquired in the Acquisition may include Devon’s development plans for those properties which are different from those that we will ultimately implement.

	Crude Oil (MBbl)		NGLs (MBbl)		Natural Gas (MMcf)		MBOE
	Historical	Devon	Historical	Devon	Historical	Devon
Proved Developed and Undeveloped Reserves	Successor	Historical	Successor	Historical	Successor	Historical	Pro Forma
December 31, 2015	29,462	2,574	7,204	818	42,153	4,331	47,804
Revisions of previous estimates	(1,359)	(93)	(1,225)	98	(8,661)	885	(3,876)
Extensions and discoveries	11,529	2	1,483	—	7,196	2	14,217
Production	(3,021)	(869)	(697)	(265)	(4,006)	(1,586)	(5,784)

December 31, 2016	36,611	1,614	6,765	651	36,682	3,632	52,361

Proved Developed Reserves	17,734	1,614	4,335	651	24,899	3,632	29,090
Proved Undeveloped Reserves	18,877	—	2,430	—	11,783	—	23,271

PENN VIRGINIA CORPORATION

NOTES TO UNAUDITED CONDENSED CONSOLIDATED PRO FORMA FINANCIAL

STATEMENTS

Standardized Measure of Discounted Future Net Cash Flows Relating to Proved Oil and Gas Reserves

Future cash inflows were computed by applying the average prices of oil and gas during the 12-month period prior to the period end determined as an unweighted arithmetic average of the first-day-of-the-month price for each month within the period and estimated costs as of that fiscal year end to the estimated future production of proved reserves. Future prices actually received may materially differ from current prices or the prices used in the standardized measure.

Future production and development costs represent the estimated future expenditures (based on current costs) to be incurred in developing and producing the proved reserves, assuming continuation of existing economic conditions. Future income tax expenses were computed by applying statutory income tax rates to the difference between pre-tax net cash flows relating to our proved reserves and the tax basis of proved oil and gas properties. In addition, the effects of statutory depletion in excess of tax basis, available net operating loss carryforwards and alternative minimum tax credits were used in computing future income tax expense. The resulting annual net cash inflows were then discounted using a 10% annual rate.

The standardized measure of future net cash flows attributable to Devon’s oil and gas properties may include development plans for those properties which are different from those that we will ultimately implement. Due to our unique income tax position, impacted significantly by net operating loss carryforwards and other income tax attributes, our standardized measures for 2016 do not include any income tax effect. For purposes of computing our pro forma standardized measure of discounted future net cash flows, after giving effect to the Acquisition, we have assumed that the tax attributes applicable to the Devon properties would be the same as our historical tax attributes.

The following table sets forth unaudited pro forma information with respect to the standardized measure of the discounted future net cash flows attributable to our proved reserves, giving effect to the Acquisition as if it had occurred on January 1, 2016 ($ in thousands).

	December 31, 2016
	Historical Successor	Devon Historical	Pro Forma
Future cash inflows	$1,667,971	$71,542	$1,739,513
Future production costs	(673,538)	(39,576)	(713,114)
Future development costs	(327,213)	(11,607)	(338,820)

Future net cash flows before income tax	667,220	20,359	687,579
Future income tax expense	—	—	—

Future net cash flows	667,220	20,359	687,579
10% annual discount for estimated timing of cash flows	(349,670)	(2,087)	(351,757)

Standardized measure of discounted future net cash flows	$317,550	$18,272	$335,822

Price measurement used [1]:
$ per barrel of crude oil	$42.75	$42.75
$ per barrel of NGLs	$12.33	$16.82
$ per MMBtu of natural gas	$2.48	$2.48

[1]	Crude oil and natural gas prices were based on average (beginning of the month basis) sales prices per Bbl and MMBtu. The representative prices of crude oil and natural gas as adjusted for basis differentials and product quality were as follows: Crude oil - $40.97 per Bbl, NGLs - $11.82 per Bbl and Natural gas - $2.40 per MMBtu for the Historical Successor. Crude oil - $37.51 per Bbl, NGLs – $4.29 per Bbl and Natural gas – $2.26 per MMBtu for Devon Historical.

PENN VIRGINIA CORPORATION

NOTES TO UNAUDITED CONDENSED CONSOLIDATED PRO FORMA FINANCIAL

STATEMENTS

The following table sets forth unaudited pro forma information with respect to changes in the standardized measure of the discounted future net cash flows attributable to our proved reserves, giving effect to the Acquisition as if it had occurred on January 1, 2016 ($ in thousands).

	Year Ended December 31, 2016
	Historical Successor	Devon Historical	Pro Forma
Sales of oil and gas, net of production costs	$(89,080)	$(26,742)	$(115,822)
Net changes in prices and production costs	(11,971)	(504)	(12,475)
Changes in future development costs	59,266	(2,679)	56,587
Extensions and discoveries	35,321	—	35,321
Development costs incurred during the period	6,775	902	7,677
Revisions of previous quantity estimates	(38,151)	(5,126)	(43,277)
Changes in production rates	(252)	—	(252)
Accretion of discount	32,331	1,660	33,991
Net change in income taxes	—	—	—

Net increase (decrease)	(5,761)	(32,489)	(38,250)
Beginning of year	323,311	50,761	374,072

End of year	$317,550	$18,272	$335,822